[Letterhead of Robinson Silverman Pearce Aronsohn & Berman LLP]

                                                                    Exhibit 5.1

                               November 5, 1997


Terex Corporation
500 Post Road East
Westport, Connecticut  06880

          Re:  Terex Corporation
               Registration Statement on Form S-3

Gentlemen:

          We are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, by Terex Corporation, a Delaware corporation (the "Company"), of the shares of its common stock, par value $.01 per share (the "Common Stock"), offered pursuant to the above captioned Registration Statement (the "Registration Statement").

          We have examined a copy of the Registration Statement; the Restated Certificate of Incorporation of the Company and all amendments thereto, certified by the Secretary of State of Delaware; the Agreement and Plan of Merger, dated October 31, 1997 (the "Merger Agreement"), between the Company and Terex Cranes, Inc. relating to the merger of Terex Cranes, Inc. with and into the Company; and are familiar with the records of the Company's corporate proceedings as reflected on its minute books.

          Based on the foregoing, and upon such further investigation as we deemed relevant, we are of the opinion that the shares of Common Stock offered pursuant to the Registration Statement have been duly and validly authorized and, when issued in accordance with the Merger Agreement, will be duly and validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Common Stock and to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                   Very truly yours,

                                   ROBINSON SILVERMAN PEARCE
                                   ARONSOHN & BERMAN LLP